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                                                                   Exhibit 10.61


                                                               September 2, 1997

Mr. Jerome J. Cohen
1125 N.E. 125th Street, Suite 206
North Miami, Florida  33161

Dear Mr. Cohen:

                  The purpose of this letter is to acknowledge, and set forth the terms of, our agreement with regard to your continued service on the Board of Directors (the "Board") of Mego Mortgage Corporation (the "Company") as Chairman and your retention by the Company as a consultant (whether or not you continue as Chairman of the Board or otherwise continue as a director of the Company).

1. This Agreement shall be for a term (the "Term") commencing on September 1, 1997 and terminating upon the earlier of: (i) December 31, 2002, (ii) your death, (iii) your Disability (within the meaning of Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the "Code")), or (iv) the date of termination of your consultancy by the Company for "Cause" in accordance with
Section 7 herein.

2. During the period of the Term which you are serving as Chairman of the Board, you shall receive an annual Chairman's fee of at least Thirty Thousand Dollars ($30,000) (the "Annual Chairman's Fee") and no other retainer fee as a member of the Board. Such Annual Chairman's Fee shall be payable in monthly installments and shall be prorated for any partial calendar years for which you serve as Chairman of the Board during the Term. During the Term, while serving as Chairman of the Board you shall continue to perform the duties and functions required of, and commensurate with, your status as Chairman of the Board and as provided in the Company's by-laws and you shall continue to perform services with regard to matters you are involved with as Chairman as of the date hereof.

3. If you cease to be Chairman of the Board during the Term, but continue to serve as a director of the Company, while you are serving as a director of the Company, you will receive compensation for your services as a director of the Company in accordance with the Company's then current practice. This Agreement does not impose any obligations on the Company to retain you as Chairman or a director nor shall it impose an obligation on you to remain Chairman or a director of the Company.

4. During the Term (whether or not you continue to serve as Chairman of the Board or otherwise continue to serve as a director of the Company), you shall serve as a consultant to the Company as reasonably requested by the Company. For your services as a consultant to the Company, the Company shall pay you (i) an annual consulting fee (the "Annual Consultant's Fee") of One Hundred Twenty Thousand Dollars ($120,000) payable in monthly installments and prorated for any partial calendar years during the Term and (ii) on


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the fifteenth business day of the month of March from March 15, 1998 through
March 15, 2003 (provided that the financial statements for the year prior to payment have been completed but in no event later than March 31), the Company shall pay to you an amount (the "Incentive Bonus") equal to one and one-quarter percent (1.25%) of the Company's pre Federal-tax (and after state and local tax) income for the prior calendar year computed and based on the financial statements of the Company for such calendar year prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"); provided that the Incentive Bonus payable in March 1998 shall be based solely on the Company's pre Federal-tax (and after state and local tax) income for the period commencing September 1, 1997 and ending December 31, 1997. The Incentive Bonus and any Incentive Bonus payments hereunder shall be subject to stockholder approval at such time or times as required under Code Section 162(m) and the Treasury regulations thereunder (collectively referred herein as "Code Section 162(m)") and the Incentive Bonus shall be administered by the Code Section 162(m) Subcommittee of the Compensation Committee of the Board. The Incentive Bonus is intended to comply with the exemption for performance based compensation under Code Section 162(m) and any provision required thereunder shall be deemed part of the Incentive Bonus and the provisions of the Incentive Bonus shall be interpreted and construed in accordance therewith.

5. As a consultant, you will be an independent contractor of the Company and, as such, will have no authority to bind the Company. In your capacity as a consultant, subject to coordination with the Chief Executive Officer and the Board, you shall continue to perform the services you are involved with as Chairman as of the date hereof and you shall devote such time as necessary to be materially involved in the Company's financial matters, specifically, in furthering and developing the financial relationships of the Company. The Company shall indemnify you and hold you harmless, to the fullest extent permitted by law as, to and from any and all costs, expenses or damages incurred by you as a result of any claim, suit, action or judgment arising out of your activities as a consultant to or a director of the Company, and this right to indemnification shall survive the termination of this Letter Agreement.

6. In the event of your Disability or death prior to December 31, 2002, the Company shall pay you or your designated beneficiary (or, if none, your estate), as the case may be, in a lump sum: (i) the Annual Consultant's Fees you would have received during the period commencing on the date of your Disability or death and ending on December 31, 2002 and any unpaid Annual Consultant's Fees accrued prior to your Disability or death; (ii) any unpaid Incentive Bonus for the preceding calendar year; and (iii) the full Incentive Bonus for the calendar year in which you become disabled or die (calculated in accordance with Section 4 herein). Upon payment of such amounts the Company shall have no further obligation to you hereunder.

7. If the Board shall determine that there are grounds for discharging you from your consultancy for "Cause" (as hereinafter defined), the Company may, at its election at any time within six (6) months after the Company shall obtain knowledge of the grounds for termination, give you notice of its intention to terminate you for Cause, stating the grounds for termination and specifying a reasonable date (the "Meeting Date") on which you (or your duly authorized representative) shall be given an opportunity if you desire to discuss such grounds for termination at a meeting of the Board. The Company may suspend your service relationship


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without pay during the period following notice to you of the Company's intention to terminate you for Cause, provided that if the Company does not terminate your consultancy for Cause hereunder, the Company shall pay you any amounts owed to you with regard to the period of suspension.

                  (a) If the grounds for termination are those specified in clause (iii) of paragraph (c) below, you shall have a period of ten (10) business days from the Meeting Date (the "Cure Period") to cure the breach, provided that if similar grounds arise again within one (1) year of such cure, no new notice need be given and the Company, at its option, may immediately terminate you for Cause.

                  (b) If, following discussion with you (or your duly authorized representative) of the grounds for your termination at the Board meeting (and the expiration of the Cure Period, if any) or, if you (or your duly authorized representative) do not appear, following the Board meeting, the Company shall continue its intent on discharging you for Cause, the Company shall so notify you, and such termination shall be effective immediately.

                  (c) For purposes of this Agreement, the term "Cause" shall mean: (i) conviction of a felony, whether or not such conviction is appealed;
(ii) deliberate and premeditated acts which are proven to be dishonest or malfeasant and involve the funds or other assets of the Company; (iii) material breach of the terms of this Agreement, as determined in good faith by at least two-thirds ( ) of the Board (excluding you with regard to both voting and calculating the aggregate number of Board members, if you are then serving on the Board); (iv) you are found guilty of or are enjoined from a violation of any state or federal securities laws, state or federal laws governing the business of the Company, or rules and regulations of any state or federal agency regulating any of the business of the Company; or (v) habitual use of alcohol or drugs to a degree that such use substantially interferes with your performance of your duties, provided the Company has given you written notice and a reasonable opportunity to appear before the Board.

                  (d) If the Company terminates your consultancy for Cause pursuant to this Section 7, it shall have no further liability or obligation hereunder except the Company shall promptly pay you your then current Annual Consultant's Fee owed to you through the effective date of such termination and you shall not receive any other amounts for your services hereunder including, without limitation, any Incentive Bonus.

8. Notwithstanding anything else herein, in the event of a Change in Control of the Company (as defined in Exhibit A hereto) during the Term, the Company may, in its sole and absolute discretion, pay you in a lump sum within ten (10) days of the date of the Change in Control, in lieu of any other amounts due hereunder, the following amounts:

                  (i) The Annual Consultant's Fees you would have received during the period commencing on the date of the Change in Control and ending on December 31, 2002 (the "Remainder of the Term"); and


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                  (ii) The Incentive Bonuses you would have received during the
                       Remainder of the Term (the "Remaining Bonus"), discounted to present value as set forth below. For purposes of determining the Remaining Bonus, each applicable annual Incentive Bonus for the Remainder of the Term will be determined by using the Company's pre Federal-tax income (as determined in accordance with Section 4 herein) for the full calendar year immediately preceding the year of the Change in Control, increased by an assumed compounded growth in such pre Federal-tax income of twenty percent (20%) per annum.

                  For purposes of the present value calculations hereunder, the discount rate shall be deemed to be the prime lending rate charged by Citibank on the date of the Change in Control. Notwithstanding anything herein to the contrary, you shall have no obligation to mitigate with respect to the payments under this Section 8. Upon payment of the amounts specified in this Section 8 (and, if applicable, Section 9), the parties hereto will have no further rights or obligations under this Agreement.

9. If the payment made to you under Section 8 plus the value (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q & A 24) of any accelerated vesting of the stock appreciation right granted pursuant to the Stock Appreciation Right Agreement entered into between the Company and you, dated August 20, 1997 (the "280G Amounts") taken together, and without regard to any other benefits or amounts paid or payable to you, cause you to be subject to any excise tax liability (the "Excise Tax") pursuant to Code Section 4999, the Company shall pay to you an amount (the "Excise Tax Reimbursement Payment"), as determined by the Board in its sole and absolute discretion, sufficient to reimburse you for payment of a portion of the Excise Tax as set forth below and not the Excise Tax or any other tax on the Excise Tax Reimbursement Payment. The amount of the Excise Tax Reimbursement Payment payable under this Section 9 shall be an amount equal to (i) the Excise Tax, if any, due on the 280G Amounts (calculated in accordance with Code Section 280G), multiplied by (ii) a fraction, the numerator of which is the payment under Section 8 and the denominator of which is the 280G Amounts. Notwithstanding the foregoing, the amount payable to you under this Section 9 shall be limited to the then rate of Excise Tax multiplied by the payment made to you pursuant to Section 8.

10. During the Term, you shall not enter into Competition with the Company or any of its subsidiaries (within the meaning of Code Section 424(f)) (the "Control Group"). For purposes of this Agreement, "Competition" shall mean the:

                       (i) participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, or in any capacity whatsoever (within the United States of America, or in any country where the Control Group does business) in any (A) activity with respect to conventional home improvement loans, debt consolidation loans, FHA Title I loans and non-conforming mortgage loans or (B) any other business or activity which competes with or is engaged in the same business or activity as the Company, provided, however, that such participation shall not include (C) the mere ownership of


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not more than five percent (5%) of the total outstanding stock of a publicly held company; or (D) any activity engaged in with the prior written approval of the Board; or

                       (ii) recruiting, soliciting or inducing, of any employee or employees of the Control Group to terminate their employment with, or otherwise cease their relationship with, the Control Group.

                  You agree that the provisions of this Section 10 are necessary and reasonable to protect the Control Group in the conduct of its business and to protect confidential information. If any restriction set forth with regard to Competition is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

11. You undertake and agree that during the Term and thereafter you shall hold in a fiduciary capacity for the benefit of the Control Group all secret or confidential information, knowledge or data relating to the Control Group or its business (which shall be defined as all such information, knowledge and data coming to your attention by virtue of your service with the Company except that which is otherwise public knowledge or known within the Company's industry). During such period, you shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter or unless required by lawful process or subpoena, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The foregoing shall not limit the disclosure by you of such information in the course of the performance of your duties as Chairman, director or consultant to the Company so long as such disclosure is in good faith. In the event you are compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, you shall promptly notify the Company of any such order and shall cooperate fully with the Company at the Company's request and expense in seeking a protective order.

12. During the Term and thereafter, you shall not make any statements or comments (i) to any form of media of a negative nature that reasonably could be considered to have an adverse impact on the business or reputation of the Control Group or the Board, or (ii) to any employee of the Control Group or to any customer of the Control Group of a negative nature that reasonably could be considered to have an adverse impact on the business or reputation of the Control Group or the Board, provided that in no event shall the foregoing limitation apply to (i) compliance with legal process or subpoena, (ii) statements in response to inquiry from a court or regulatory body, (iii) a possible future employer in connection with employment discussions, (iv) statements which are generally available public knowledge or which are known to the person to whom the statement is made (other than due to acts by you which are in violation of this Agreement), or (v) in response to inquiry from the Board.



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13.    Notwithstanding any other provision of this Agreement, in the event of a breach or threatened breach by you of any provision of Sections 10, 11 or 12, you and the Company agree that the Company shall be entitled to injunctive and declaratory relief from a court of competent jurisdiction to restrain you from committing such breach of the Agreement. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedy or remedies including, without limitation, the recovery of damages.

       The provisions of Sections 11, 12 and this Section 13 shall survive the expiration of this Agreement or the termination of the Agreement for any reason.

14. Notwithstanding anything else herein, you and the Company hereby agree that the calculations of any amounts payable pursuant to Sections 4 and 8 shall be performed by the Company's then certified independent public accountants and that such determination shall be final and binding on the parties hereto and their respective, successors, heirs (in your case) and permitted assigns. The calculations of any amounts payable pursuant to Sections 4 and 8 shall be based on the financial statements of the Company for the applicable period in accordance with GAAP.

15. All amounts payable under this Agreement are, to the extent legally required, subject to withholding and deductions. Subject to and in accordance with the Company's normal practices and policies, you will be entitled to receive reimbursement for any reasonable business expenses related to the Company incurred during the Term.

16. You acknowledge that during the Term you will not be an employee of the Company and you will not be eligible to participate in, or receive benefits under, any benefit plans or arrangements maintained, or contributed to, by the Company, including without limitation, any fringe, welfare, retirement, sick leave, vacation or incentive plans or arrangements, except in your capacity as a director. This Section 16 will not apply to any stock options or stock appreciation rights granted to you in your capacity as a director of the Company.

17. This Agreement sets forth the parties' entire agreement, and supersedes any and all prior understandings, with respect to its subject matter. This Agreement can be amended only by a writing signed by both you and the Company.

18. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in your case) and permitted assigns. This Agreement is personal to you and neither this Agreement nor any rights hereunder may be assigned by you. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale as described in the preceding sentence, it shall use its best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and


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duties of the Company hereunder. If the assignee or transferee does not expressly assume the liabilities, obligations and duties of the Company hereunder, the Company shall pay you in a lump sum within ten (10) days following the closing of the sale of all or substantially all of the assets of the Company the amount set forth in Section 8(i), Section 8(ii) and Section 9.

19. All notices under this Agreement shall be given in writing and shall be either delivered personally or sent by certified or registered mail, return receipt requested, addressed to the other party at the appropriate address first set forth above, or to such other address as such party shall designate by written notice as aforesaid. Notices shall be deemed given when received or two (2) days after mailing, whichever is earlier.

20. This Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.


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            Please execute a copy of this Agreement and return it to me to acknowledge your agreement to the foregoing.


                                             MEGO MORTGAGE CORPORATION


                                             ---------------------------------
                                             By:
                                             Title:

Agreed:


-----------------------------
         Jerome J. Cohen


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                                    EXHIBIT A

          A "Change in Control" shall be deemed to have occurred upon:

(a) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), is or becomes the owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

(b) during any period of two consecutive years (not including any period prior to the commencement of the Term), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c) or (d) of this Exhibit A) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board, provided that a Change in Control shall not occur pursuant to this subsection
(b) if Robert Nederlander, Jerome J. Cohen, Don A. Mayerson, Growth Realty, Inc. and Herbert B. Hirsch or any of them own, either directly or indirectly (indirect ownership shall be determined in accordance with the constructive ownership rules under Code Section 318 and amounts indirectly owned shall also include any stock contributed by any of the foregoing to a private foundation and/or trust), more than ten percent (10%) of the voting stock of the Company;

(c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than thirty-three percent (33%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or the closing of a sale or disposition by the Company of all or substantially all of the assets of the Company other than a sale of all substantially all of the assets of the Company (other than in the ordinary course of business) to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities.